A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria · maichel · teague
7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated December 4, 2009 with respect to the balance sheets of Timberline Resources Corporation as of September 30, 2009 and 2008, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report is referred to into the Registration Statement on Form S-8 under the Securities Act of 1933 dated on or about June 14, 2010.

DeCoria, Maichel & Teague P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
June 14, 2010